Exhibit 5.1

November 15, 2018

Santander UK Group Holdings plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as special United States counsel to Santander UK Group Holdings plc, a public limited company incorporated in England and Wales (the “Issuer”), in connection with the offering pursuant to a registration statement on Form F-3 (No. 333-227554) of debt securities of the Issuer consisting of U.S.$1,000,000,000 aggregate principal amount of 4.796% Fixed Rate/Floating Rate Notes due 2024 (the “Securities”). Such registration statement, as amended as of its most recent effective date  (November 7, 2018), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3 thereto, is herein called the “Registration Statement;” and the related prospectus, dated September 27, 2018 included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, as supplemented by the prospectus supplement thereto, dated November 7, 2018, is herein called the “Prospectus.” The Securities were issued under an amended and restated indenture, dated April 18, 2017, between the Issuer and Wells Fargo Bank, National Association (the “Trustee”) (as supplemented and amended by the first supplemental indenture entered into on November 3, 2017, the “Base Indenture”), as supplemented and amended by the third supplemental indenture entered into on November 15, 2018 between the Issuer and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)                                 the Registration Statement;

(b)                                 the Prospectus;

(c)                                  facsimile copies of the Securities in global form as executed by the Issuer and authenticated by the Trustee;

(d)                                 an executed copy of the Base Indenture; and

(e)                                  an executed copy of the Third Supplemental Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities in global form have been duly executed and delivered by the Issuer under the law of the State of New York, and are the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Issuer, (a) we have assumed that the Issuer and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

With respect to the last sentence of Section 1.14 of the Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that the designation in Section 1.14 of the Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture is (notwithstanding the waiver in Section 1.14 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of the Issuer dated November 15, 2018 and to the reference to us under the heading “Validity of Notes” and “Legal Opinions” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pierre-Marie Boury
Pierre-Marie Boury, a Partner